Exhibit 99.1

FOR FURTHER INFORMATION:	RE: FTI Consulting, Inc.

AT FTI CONSULTING:	AT FINANCIAL RELATIONS BOARD
Jack Dunn	Lisa Schaefer	Lisa Fortuna	Tim Grace
Chairman & CEO	Media Relations	Analyst Inquiries	Financial Media
(410) 224-1483	(212) 841-9364	(312) 640-6679	(312) 640-6667

FOR IMMEDIATE RELEASE

THURSDAY, MAY 20, 2004

FTI CONSULTING ANNOUNCES RESULTS OF

MAY 19 ANNUAL STOCKHOLDERS MEETING

ANNAPOLIS, MD, May 20, 2004—FTI Consulting, Inc. (NYSE: FCN), the premier national provider of turnaround, bankruptcy and litigation-related consulting services, today announced the results of its Annual Meeting of Stockholders held on May 19, 2004 in Annapolis, Md. Stockholders voted in the election of the Class II directors, reelecting Denis J. Callaghan, Dennis J. Shaughnessy and George P. Stamas for three-year terms. At the meeting, stockholders also voted to approve the FTI Consulting, Inc. 2004 Long Term Incentive Plan, which reserves 3 million shares of Common Stock for option and stock awards; approved increasing by 250,000 shares the number of shares of Common Stock available for sale under the FTI Consulting, Inc. Employee Stock Purchase Plan, as amended; and ratified the appointment of Ernst & Young LLP as independent auditor of FTI for the year ending December 31, 2004.

At a Board Meeting immediately following the Annual Meeting of Stockholders, the Board elected Jack B. Dunn, IV to hold the position of President, in addition to holding the positions of Chairman of the Board and Chief Executive Officer.

At the Board Meeting, Stewart J. Kahn notified the Board that he would retire as a director of FTI, with his resignation effective immediately. Previously, Mr. Kahn had notified FTI that he would retire as President following the Annual Meeting of Stockholders. Mr. Kahn announced that he is retiring from the Board to pursue charitable and other interests unrelated to his duties at FTI. Upon his retirement, Mr. Kahn will act as a special advisor to the Chief Executive Officer.

In addition, at the Board Meeting, in response to the increasing importance placed on the role of independent directors by shareholders, institutions, rating agencies and other constituents, the Board increased the size of the Board of Directors from seven to eight members, increasing the number of Class III directors to three members. The Board intends to fill that vacancy as well as

MORE

FTI Consulting, Inc.

Add 1

the vacancy created by the retirement of Mr. Kahn with independent directors who will serve until the Annual Meeting of Stockholders next year. The Nominating and Corporate Governance Committee will identify candidates to fill those vacancies.

About FTI Consulting

FTI is the premier provider of corporate finance/restructuring, forensic and litigation consulting, and economic consulting. Strategically located in 24 of the major US cities and London, FTI employs over 1,000 professionals consisting of numerous PhDs, MBAs, CPAs, CIRAs and CFEs who are committed to delivering the highest level of service to our clients. These clients include the world’s largest corporations, financial institutions and law firms in matters involving financial and operational improvement and major litigation.

FTI is on the Internet at www.fticonsulting.com.

MORE